EXHIBIT 99.1

Donegal Group Inc. Announces Fourth Quarter and Full Year Earnings

MARIETTA, Pa., Feb. 17, 2010 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported that its net income for the fourth quarter ended December 31, 2009 was $7,527,799, or $.30 per share of Class A common stock on a diluted basis, compared to $6,394,297, or $.26 per share of Class A common stock on a diluted basis, for the fourth quarter of 2008. The Company's net income for the fourth quarter of 2009 included realized gains on the sale of investments during the quarter.

As previously announced, the Company's affiliate, Donegal Mutual Insurance Company ("Donegal Mutual"), completed an affiliation with Southern Mutual Insurance Company ("Southern Mutual") effective October 31, 2009. As part of the affiliation, Southern Mutual and Donegal Mutual entered into a quota share reinsurance agreement pursuant to which Donegal Mutual assumed 100% of Southern Mutual's in force business and agreed to assume 100% of Southern Mutual's future business.  All of the business Donegal Mutual assumes from Southern Mutual is included in the pooling agreement between Donegal Mutual and Atlantic States Insurance Company, the Company's principal insurance subsidiary. The impact of the Southern Mutual affiliation was not material to the Company's fourth quarter results of operations.

Revenues for the fourth quarter of 2009 were $101,526,206, an increase of 5.9% over the fourth quarter of 2008, with net premiums earned of $91,137,866, a 2.3% increase over the year-earlier period. Net premiums written for the fourth quarter of 2009 were $88,020,835, an increase of 12.0% over net premiums written for the fourth quarter of 2008.  Net premiums written for the fourth quarter of 2009 included a one-time pooling allocation of $5.4 million, representing the Company's proportionate share of the unearned premiums Southern Mutual transferred to Donegal Mutual on October 31, 2009. Exclusive of the impact of this allocation, fourth quarter of 2009 personal lines net premiums written increased 8.2% and commercial lines net premiums written decreased 2.1%, netting to a quarterly increase of 5.1% in total net premiums written.

The Company's combined ratio was 102.1% for the fourth quarter of 2009, compared to 98.0% for the fourth quarter of 2008. The Company's loss ratio for the fourth quarter of 2009 was 70.6%, compared to 66.8% for the fourth quarter of 2008. The Company incurred an increased number of property fire claims during the fourth quarter of 2009 for a total impact of approximately $8.0 million before tax. The Company's expense ratio was 31.2% for the fourth quarter of 2009, comparable to its expense ratio of 30.9% for the fourth quarter of 2008.

Net investment income was $4,899,477 for the fourth quarter of 2009, compared to $5,468,308 for the fourth quarter of 2008, reflecting the impact of a lower average rate of return in the 2009 period resulting from lower reinvestment rates for securities added to the Company's fixed income portfolio throughout 2009.

The Company reported net realized investment gains of $3.6 million, or $0.09 per Class A share on an after-tax basis, for the fourth quarter of 2009, compared to net realized investment losses of $181,181, or $0.01 per Class A share on an after-tax basis, for the fourth quarter of 2008. The Company did not recognize any other than temporary impairments in the fourth quarter of 2009 or 2008.

Net income for the year ended December 31, 2009 was $18,830,078, compared to $25,541,978 reported for the year ended December 31, 2008. On a diluted basis, net income per share of Class A common stock for the year ended December 31, 2009 was $.76, compared to $1.02 for the prior year. The Company's combined ratio for the full year 2009 was 102.2%, compared to its combined ratio of 97.2% for the full year 2008. The Company's loss ratio was 70.7% for the full year 2009, compared to 64.7% for the full year 2008, with the increase reflecting greater fire claim activity and less favorable prior-accident-year reserve development. The Company's expense ratio was 31.3% for the full year 2009, compared to 32.1% for the full year 2008, with the decrease reflecting reduced underwriting-based incentive compensation costs and expense savings initiatives commenced in the fourth quarter of 2008.

The Company's total stockholders' equity, or book value, increased 5.8% to $385,505,699, a per common share amount of $15.12, at December 31, 2009, compared to $363,583,865, a per common share amount of $14.29, at December 31, 2008.

"We are pleased to report increased premium writings during the fourth quarter of 2009 and are working diligently to return our underwriting profitability to our historical levels. Our continuing focus on book value growth led to a solid increase in our book value during 2009. Our underlying fundamentals remain strong, and we believe Donegal Group is financially well positioned to move forward in 2010," stated Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc.

The Company will hold a conference call and webcast on Wednesday, February 17, 2010, beginning at 11:00 A.M. Eastern Time.  You may listen via the Internet by accessing the webcast link in the Investors area of the Company's web site at www.donegalgroup.com.  A replay of the conference call will also be available via the Company's web site.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in five Mid-Atlantic states (Delaware, Maryland, New Hampshire, New York and Pennsylvania), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and six Midwestern states (Iowa, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin).

All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company's reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, conditions resulting from the ongoing recession in the United States, severe weather events, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and the other risks that the Company describes from time to time in its filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Financial Highlights
(unaudited)

	Quarter Ended December 31
	2009	2008

Net premiums earned	$ 91,137,866	$ 89,067,548
Investment income, net of investment expenses	4,899,477	5,468,308
Net realized investment gains (losses)	3,586,333	(181,181)
Total revenues	101,526,206	95,890,429

Net income	$ 7,527,799	$ 6,394,297

Net income per common share:
Class A common stock - basic	$ 0.30	$ 0.26
Class A common stock - diluted	$ 0.30	$ 0.26
Class B common stock - basic and diluted	$ 0.27	$ 0.23

	Year Ended December 31
	2009	2008

Net premiums earned	$ 355,025,477	$ 346,575,266
Investment income, net of investment expenses	20,630,583	22,755,784
Net realized investment gains (losses)	4,479,558	(2,970,716)
Total revenues	386,733,407	372,424,227

Net income	$ 18,830,078	$ 25,541,978

Net income per common share:
Class A common stock - basic	$ 0.76	$ 1.03
Class A common stock - diluted	$ 0.76	$ 1.02
Class B common stock - basic and diluted	$ 0.68	$ 0.92

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31
	2009	2008

Net premiums earned	$ 91,138	$ 89,068
Investment income, net of investment expenses	4,899	5,468
Net realized investment gains (losses)	3,586	(181)
Lease income	233	221
Installment payment fees	1,248	1,264
Other income	422	50
Total revenues	101,526	95,890

Net losses and loss expenses	64,374	59,451
Amortization of deferred policy acquisition costs	16,134	15,141
Other underwriting expenses	12,295	12,397
Other expenses	337	402
Policyholder dividends	262	251
Interest	158	276
Total expenses	93,560	87,918

Income before income tax expense	7,966	7,972
Income tax expense	438	1,578

Net income	$ 7,528	$ 6,394

Net income per common share:
Class A common stock - basic	$ 0.30	$ 0.26
Class A common stock - diluted	$ 0.30	$ 0.26
Class B common stock - basic and diluted	$ 0.27	$ 0.23

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A common stock - basic	19,924,520	19,914,130
Class A common stock - diluted	19,924,520	19,918,941
Class B common stock - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 88,021	$ 78,600

Book value per common share at end of period	$ 15.12	$ 14.29

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Year Ended December 31
	2009	2008

Net premiums earned	$ 355,025	$ 346,575
Investment income, net of investment expenses	20,631	22,756
Net realized investment gains (losses)	4,480	(2,971)
Lease income	921	927
Installment payment fees	5,205	5,025
Other income	471	112
Total revenues	386,733	372,424

Net losses and loss expenses	250,835	224,301
Amortization of deferred policy acquisition costs	60,292	58,250
Other underwriting expenses	50,843	53,108
Other expenses	1,490	1,676
Policyholder dividends	849	1,176
Interest	1,747	1,821
Total expenses	366,056	340,332

Income before income tax expense	20,677	32,092
Income tax expense	1,847	6,550

Net income	$ 18,830	$ 25,542

Net income per common share:
Class A common stock - basic	$ 0.76	$ 1.03
Class A common stock - diluted	$ 0.76	$ 1.02
Class B common stock - basic and diluted	$ 0.68	$ 0.92

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A common stock - basic	19,903,069	19,866,099
Class A common stock - diluted	19,903,069	19,955,518
Class B common stock - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 363,229	$ 364,941

Book value per common share at end of period	$ 15.12	$ 14.29

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,
	2009	2008
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 73,807	$ 99,878
Available for sale, at fair value	517,704	445,816
Equity securities, at fair value	9,915	5,895
Investments in affiliates	9,309	8,594
Short-term investments, at cost	56,100	71,953
Total investments	666,835	632,136
Cash	12,924	1,831
Premiums receivable	61,187	55,337
Reinsurance receivable	84,670	79,953
Accrued investment income	6,203	6,656
Deferred policy acquisition costs	32,844	29,541
Prepaid reinsurance premiums	56,041	51,436
Property and equipment, net	6,592	6,687
Deferred tax asset, net	5,087	10,995
Other assets	3,219	5,537
Total assets	$ 935,602	$ 880,109

Donegal Group Inc.
Consolidated Balance Sheets (continued)
(in thousands)

	December 31,
	2009	2008
	(unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 263,599	$ 239,809
Unearned premiums	241,821	229,014
Accrued expenses	10,579	14,150
Subordinated debentures	15,465	15,465
Due to affiliate	3,813	3,148
Accounts payable - securities	6,829	1,821
Other liabilities	7,990	13,118
Total liabilities	550,096	516,525
Stockholders' equity:
Preferred stock	--	--
Class A common stock	206	205
Class B common stock	56	56
Additional paid-in capital	164,585	163,137
Accumulated other comprehensive income	15,007	1,714
Retained earnings	214,756	207,182
Treasury stock, at cost	(9,104)	(8,710)
Total stockholders' equity	385,506	363,584
Total liabilities and stockholders' equity	$ 935,602	$ 880,109
CONTACT:  Donegal Group Inc.
          Jeffrey D. Miller, Senior Vice President & Chief Financial
           Officer
          (717) 426-1931
          Fax: (717) 426-7009
          jeffmiller@donegalgroup.com